UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported):  May 4, 2011

Commission file number 0-21513

DXP Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Texas	76-0509661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7272 Pinemont, Houston, Texas 77040	(713) 996-4700
(Address of principal executive offices)	Registrant’s telephone number, including area code.
_________________________

Registrant’s telephone number, including area code:
(713) 996-4700
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 4, 2011, the Compensation Committee of the Board of Directors of DXP Enterprises, Inc. (the "Company") established an equity incentive program under which David R. Little can earn an award of up to $500,000 of common stock under the 2005 Restricted Stock Plan each year for three years.

The shares will be awarded on March 31 of each year based upon the closing price on March 31.  The value of each award will be determined based upon the growth in sales and net income for the preceding fiscal year.  If sales and net income each increase by 20% or more for the preceding fiscal year, the value of the award will be $500,000.  Growth of less than 10% in sales and net income will result in an award of zero.  Growth of between 10% and 20% will result in an award between zero and $500,000.  The first award under this program will be issued on March 31, 2012.  This program replaces a similar three-year program which expired on March 31, 2011.

On May 4, 2011, the Compensation Committee of the Board of Directors of DXP Enterprises, Inc. (the "Company"_ modified the employment agreement dated as of June 1, 2004, between the Company and Mac McConnell to change the bonus from 0.75% of profit before income tax to the incentive bonus plan in effect for the other senior vice presidents of the Company.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits.

10.1                           Amendment No. One to Employment Agreement dated as of June 1, 2004, between DXP Enterprises, Inc. and Mac McConnell.

10.2                           David Little Equity Incentive Program

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DXP ENTERPRISES, INC.

May 9, 2011                                                                                           By:  /s/Mac McConnell
Mac McConnell
Senior Vice President and Chief Financial Officer